EXHIBIT 21.1

Subsidiaries of Registrant

Subsidiary	Jurisdiction

Alaric Corporation (1) (2)	Colorado
Halberd UK, Ltd. (1) (2)	England and Wales, United Kingdom

(1) Wholly-owned subsidiary of Halberd Corporation

(2) No activity to date